Agreement for Taking Your Brand to The World's Largest Retailer

Amazon Brand Development & Launch I 150-Day Plan

February 24th, 2018

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-Phase One | The First 30- 45 Days-

Bringing Your Brand & Product Details to Amazon

•	Generate Top Quality Amazon Product Listing Detail Pages for all 17 Hempd SKUs.

•	Categorize the listings correctly to increase visibility and relevance.

•	Optimize product titles and strategic bullet points to be consistent with your webpage, while using our proprietary formatting conventions and search index optimization geared towards the Amazon search algorithm (this product content will be yours once we complete it).

•	Utilize High Resolution brand asset images (product, lifestyle, and benefit-centric images within the Amazon guidelines).

•	Create advanced HTML coded product descriptions with emphasis on the brand culture and direction and describe the specific SKU to provide the best possible representation to the prospective buyer.

•	Formulate and optimize relevant and effective keywords, search terms, and targeted consumer hot buttons.

•	Good for You/Buy DMi Inc. w ill provide Professional Customer Support to Amazon Customers via phone calls and messaging during the process in which we are managing your listings.

•	We will rely on Hempd for guidance and education on product knowledge, so we can best represent your brand.

The Main Goal of the process above is to Gain a Professional Brand Presence on Amazon quickly and Generate Sustainable Organic Conversions

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-Phase Two | Days 30-60

We will convert all Hempd Listings to PRIME offerings (Free 2-Day Shipping). This will attain maximum brand exposure and buyer confidence, and increase organic conversions, sales, and revenue.

- Good for You/Buy DMi Inc. will Facilitate the Following Services -

•	Guide or facilitate your storage DC on distribution and shipping to Amazon Fulfilment Centers.

•	Inventory Forecasting for all Amazon Distribution Centers

•	Inventory Management and Defect Loss Mitigation

•	Implement and Manage "Subscribe and Save" Offers

•	Manage All Customer Interaction Including crucial "Q&A’s"

•	Manage and Minimize Customer Returns and Feedback

•	Inventory Replenishment harnessing “Days of Supply” Analytics

•	Minimizing Amazon Storage Fees, Labor Cost, and Freight Cost

•	Implement High Exposure Views to Amazon customers utilizing features like Prime Daily Deals, Lighting Deals, Brilliant New Brands, and Continued Sales Promotions. Will discuss options like Amazon Associates & Amazon email blast & Giveaway programs.

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- Phase Three | Inventory and Prime offers active

Amazon Marketing Services Roll-Out

•	Launch Sponsored Product Ad Campaigns
o	Identify Relevant Keywords and Bid According to Budget
o	Target Competitive Brands
o	Build Efficient Paid Search Terms
o	Minimize Ad Cost and Increase Revenue Simultaneously

•	Headline Search Ads Include
o	Custom targeted messages
o	Links to your product listings
o	Your logo
o	Your brand name
o	Three featured products from your catalog

*Headline Search Ads are displayed at the top of the search and other prominent placements across Amazon to make it easier for shoppers to discover your brand. Ads may appear in desktop, tablet, and mobile app or browser.

- EXAMPLE Headline Search Ad-

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•	We will monitor this Ad spending "COS" on a daily, weekly, and monthly basis throughout the advertising campaigns. Once we roll out the advertising, we suggest a budget of $2,000 per month for 90 days ($6,000.00) towards your advertising roll out.

•	The main Goal with all eCommerce marketing is to increase your brand's visibility and conversions/sales by spending ad dollars efficiently while also growing organic/unpaid sales.

-We will also facilitate the "Brand Registry" Process once you complete your Trademark registration.

We will register and handle the entire "enrollment" process for "Hempd" with Amazon Brand Registry to secure and protect intellectual property infringements as well as create enhanced content listings, detail pages, and many exclusive exposure options for launching and executing new brand awareness and sales.

Continued Services throughout entire agreement period:

•	Optimize product titles and strategic bullet points to be consistent with your webpage, while using our proprietary formatting conventions and search index optimization geared towards the Amazon search algorithm (this product content will be yours once we complete it).

•	Formulate and optimize relevant and effective keywords, search terms, and targeted consumer hot buttons.

•	Good for You/Buy DMi Inc. will provide Professional Customer Support to Amazon Customers via phone calls and messaging during the process in which we are managing your listings.

•	Entire Facets of Phase 2 will continue throughout the entire period as well once implemented.

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- Agreement -

Agreement Inception Date: March 15th,2018 Suggested Start Date. (Phase One)

Agreement Ending Date: 150 Days after the commencement of Phase start.

Agreement to be re-visited 45 days before the end of terms. At that time, we can discuss options based on account anyalitics, options for selling direct to Amazon Whole Sale vs FBA, hand everything over to Hempd, or scale and continue services from all perspectives.

Payment Schedule:

First Draft TBA: $7,000 (Can be made via Credit Card Includes $1,000 One-Time Integration Fee)

April 15th, 2018: $6,000 (Paid via check)

May 15th, 2018: $6,000 (Paid via check)

June 15th, 2018: $6,000 (Paid via check)

July 15th, 2018: $6,000 (Paid via check)

Total of All Payments: $31,000.00

Agreement to be re-visited 45 days before the end of terms. At that time, we can discuss options based on account anyalitics, options for selling direct to Amazon Whole Sale vs FBA, and hand everything over to Hempd, or scale and continue services from all perspectives.

100% of all Hempd Amazon Sale's Net Proceeds will be paid to Hempd, monthly, based on the Amazon payment schedule.

Full Amazon sales reports, stock reports, defect chargebacks, customer return costs, and detail page analytics (non advertising will be forwarded to Hempd on a bi-weekly/monthly bases or as requested.

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- Introduction -

John, Tom and the Hempd Team!

We believe strongly in our ability to partner with you guys and help take your brand to the next level in all aspects, most importantly, the growing eCommerce world.

You are already aware that we can be a full-service Brand Management Partner for Hempd. We can do everything from designing packaging; developing your website; generating custom, private label apparel; fulfilling orders to distributors and end users; managing your entire Customer Support communication and interaction (Phones, messages, Social Media, feedback and reviews); and many things in-between.

Starting Line:

Where we would like to start, is getting your products listed on the world's largest market place in Amazon.com and managing all facets of that business to give Hempd the time and freedom to continue your focus on product development, mass production, blog-network, and growing your traditional brick and mortar presence regionally and nationally.

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